EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ANNOUNCES FILING OF UNIVERSAL SHELF REGISTRATION STATEMENT

PASADENA, CA – October 22, 2014– General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, liquid containment and modular space industries (the “Company”), announced today that it has filed a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”). If and when declared effective by the SEC, the shelf registration statement will allow the Company to sell securities in one or more separate offerings in amounts and at prices and terms to be determined at the time of the sale.

The registration statement is intended to provide the Company with the flexibility to offer and sell from time to time in the future up to $250 million of equity, debt or other types of securities described in the registration statement, or any combination of such securities. If securities are issued, the Company may use the proceeds for general corporate purposes, including acquisitions, capital expenditures, working capital, and repayment of debt. However, the Company currently does not have any specific plans to offer securities under the registration statement.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell securities, nor a solicitation of an offer to buy any securities. There shall not be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN,
www.generalfinance.com) is the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s principal leasing operations are in the
Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings
Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank
Rental Inc. (www.lonestartank.com), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns 90% of
Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America. Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-622-8223